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                                                                    EXHIBIT 99.1


September 05, 2000 20:33

VISUAL EDGE SYSTEMS INC. COMPLETES REORGANIZATION AND CAPITAL
RAISE AND CHANGES NAME TO EDGE TECHNOLOGY GROUP, INC.


BOCA RATON, Fla., Sept. 5/PRNewswire/ -- Edge Technology Group, Inc., formerly known as Visual Edge Systems Inc., (OTC Bulletin Board: EDGE) announced today that it has completed its reorganization previously announced in the company's press release on July 13, 2000 and Form 8-K filed on July 17,2000. The reorganization includes the issuance of common stock of the company in a capital raise of approximately $6.29 million, including $1.92 million in cash and $4.37 million in securities representing approximately 19.8% ownership of PurchasePooling.com, Inc., a web-based demand aggregator. Effective with the reorganization, Visual Edge Systems Inc. changed its name to Edge Technology Group, Inc. to reflect the new business strategy. With the completion of the reorganization, Edge is executing its new business strategy of operating, financing and developing technology-oriented companies.

The reorganization includes a four for one reverse stock split that was approved by the shareholders of Edge and which will be effective at the beginning of trading on Wednesday, September 6, 2000. In order to signify the significant corporate changes to Visual Edge, the Company's common stock will trade under the ticker symbol "EDGE.D" for twenty trading days starting on September 6, 2000. After that time, the additional letter "D" will be removed and the Company's ticker symbol will return to "EDGE".

The Board of Directors of the Edge has been expanded to five members with the addition of Messrs. Johan Schotte and Pierre Koshakji. Mr. Schotte was elected Chairman of the Board of Edge. Mr. Koshakji was elected President and Chief Executive Officer of Edge.

As part of the reorganization, the holders of Edge's convertible notes and Series A-2 Convertible Preferred Stock converted all their convertible securities into 6,869,854 shares of common stock of Edge on a post-reverse split basis. This conversion and the repayment of certain working capital loans will eliminate Edge's long term debt and enhance future opportunities to raise new capital.

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The capital raise of $6.29 million consists of cash and securities as proceeds to Edge. After giving effect to the four for one reverse stock split, Edge issued 1,276,668 shares of common stock at $1.50 per share and issued warrants to purchase 596,667 shares of common stock at $3.00 per share for proceeds of $1.92 million to Edge. Edge issued 2,913,630 shares of common stock as consideration for the contribution of 10,568,824 shares of Series A Convertible Preferred Stock representing approximately 19.8% ownership of PurchasePooling.com, Inc.

Based in Dallas, PurchasePooling (www.purchasepooling.com) is the first web-based demand aggregator enabling governmental and educational entities as well as businesses to save significantly on large-ticket capital items by combining their purchasing power nationwide and globally. PurchasePooling, formed in 1999, focuses primarily on state and local government purchases of goods and services, an estimated $1.6 trillion market segment. Governmental entities can use PurchasePooling to achieve volume discounts on capital equipment including administrative and police vehicles; special service vehicles such as fire trucks, rail cars, transit buses, school buses, aerial lift trucks, traffic equipment, ambulances and construction equipment; and elevators and escalators, HVAC, boilers, valves, controls and concrete conduit. In addition to anonymous, secure and confidential buying collaboration, PurchasePooling offers buyers financing and leasing options, after-market parts and service options and online auctions to dispose of surplus equipment.

A condition to the closing of the reorganization was the closing of an investment in Hencie, Inc. Edge remains in negotiations with Hencie, Inc. to close the proposed investment in Hencie, Inc.

This statement contains references to future events and results, including anticipated transactions involving Edge Technology Group, Inc. These statements are forward-looking statements regarding future events and the future financial performance of Edge, and no assurances can be made regarding their eventual occurrence. Actual occurrences and results may differ substantially and materially from those projected as a result of risks and uncertainties detailed in Edge's periodic reports and registration statements filed with the Securities and Exchange Commission (viewable at www.sec.gov <http://www.sec.gov>;), including its Form 10-K for the year ended December 31,1999, and the Form 8-K filed in connection with the transactions described or contemplated in this statement.

SOURCE: Visual Edge Systems Inc.

/CONTACT: Corporate Image Bureau, 407-774-8937, for Visual Edge/

/Web site: http://www.purchasepooling.com/

(EDGE)